UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 17, 2008

Neuro-Hitech, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-33426	20-4121393
(Commission File Number)	(I.R.S. Employer Identification No.)

One Penn Plaza, Suite 1503, New York, NY	10019
(Address of Principal Executive Offices)	(Zip Code)

(212) 594-1215
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On March 17, 2008, Neuro-Hitech, Inc., a Delaware corporation (the “Company”), received notice from the NASDAQ Stock Market (“NASDAQ”) stating that for the previous 30 consecutive trading days, the Company’s common stock closed below the minimum $1.00 bid price per share required by Marketplace Rule 4310(c)(4). Therefore, in accordance with Marketplace Rule 4310(c)(8)(D), the Company has 180 calendar days, or until September 15, 2008, to regain compliance. If, at any time before September 15, 2008, the bid price for the Company’s common stock closes at $1.00 or more for a minimum of 10 consecutive business days, the NASDAQ staff will provide written notification to the Company that it complies with Marketplace Rule 4310(c)(4). If compliance with the rule cannot be demonstrated by September 15, 2008, NASDAQ staff will determine whether the Company meets The Nasdaq Capital Market initial listing criteria set forth in Marketplace Rule 4310(c), except for the minimum bid requirement, and if so, will provide the Company with an additional 180 calendar day compliance period. If the Company is not eligible for an additional compliance period, the NASDAQ staff will provide written notification that the Company’s securities will be delisted. At that time, the Company can appeal the staff’s determination to a Listings Qualification Panel.

NASDAQ has also orally advised the Company that it is not in compliance with the requirement, under Marketplace Rule 4310(c)(3)(B), with respect to the minimum aggregate market value of its listed shares and that an additional notice is expected to be delivered to the Company in the near future.

The Company issued a press release on March 20, 2008 announcing that it had received the notice from NASDAQ. A copy of the Company’s press release is attached as an exhibit under Item 9.01(d) of this report.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press release dated March 20, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEURO-HITECH, INC.

Date: March 20, 2008	By:	/s/ David Barrett
David Barrett
Chief Financial Officer